UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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AtriCure, Inc.

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AtriCure, Inc.

7555 Innovation Way

Mason, Ohio 45040

Supplemental Information Regarding Proposal Three

(Advisory Vote on the Compensation of Named Executive Officers)

May 15, 2017

Re: AtriCure, Inc.’s 2017 Annual Meeting of Stockholders – May 24, 2017

Dear Stockholders of AtriCure, Inc.:

By now you should have received AtriCure’s Notice of the 2017 Annual Meeting of Stockholders and Proxy Statement. You can also view our Proxy Statement at ir.atricure.com.

We are writing to request that you vote in favor of Proposal 3 to approve, on an advisory basis, the compensation of our Named Executive Officers (“Say on Pay”). In 2016, stockholders representing approximately 95% of the votes cast voted in favor of our 2016 Say on Pay proposal.

We are writing specifically in response to the recent negative vote recommendation from Institutional Shareholder Services (“ISS”) regarding our Say on Pay Proposal. We strongly disagree with ISS’s claim of a Chief Executive Officer (“CEO”) pay-for-performance misalignment. While ISS acknowledged a decline in certain of our operational results, ISS failed to recognize that these results were recognized in our CEO’s compensation for 2016. Specifically:

1.	Since our CEO’s arrival in November 2012, AtriCure’s market capitalization has increased over 750% from approximately $90 million ($5.91/share) to approximately $740 million ($21.79/share).

2.	Our CEO has transformed our business over the last four and one half years financially, clinically and through innovation, which will help drive stockholder value for many more years to come. We have successfully delivered new products, consummated two strategic acquisitions, designed and completed highly differentiated clinical trials and improved the strength of our balance sheet. Additionally, our CEO has assembled a world-class team and board, both of which we believe are the envy the industry. As a result, our CEO is a highly sought after executive, and, in order to incentivize him to continue to create stockholder value, we need to compensate him and his team with long term equity grants competitive with the market for highly-engaged executives.

3.	Our revenue for 2016 was $155.1 million, an increase of $25.4 million or 19.5%, compared to 2015 revenue. Included in this are revenue increases of 19.7% of U.S. revenue and 18.8% of international revenue. We also have produced 20% revenue CAGR in the past four plus years. Our gross profit similarly reflects a high level of performance as it has been over 70% for over four years and for 2016 was $111.1 million compared to $92.9 million for 2015. Our gross margin for both 2016 and 2015 was 71.6%. This performance is well ahead of industry peer companies.

4.	For 2016, even though our revenue improved significantly, and well ahead of our industry peers, our performance goals required a level of achievement higher than we delivered. Consequently, our CEO’s non-equity incentive plan compensation decreased by $560,468 (75.3%) in 2016. Our incentive plan is designed to be stockholder-friendly and focuses on measures our Compensation Committee believes drive long term stockholder value – revenue growth, profitability and clinical and product excellence and differentiation. Our Compensation Committee applies rigorous metrics to our non-equity incentive plan: cash bonuses are earned and paid only if performance metrics are met.

5.	Additionally, our Compensation Committee awarded significantly fewer equity-based awards (in the form of restricted stock) to our NEOs in 2017.

		Number of RSAs				Value of RSAs ($)
Name	Title	2017	2016	Difference	%	2017	2016	Difference
Carrel, Michael H.	President & Chief Executive Officer	160,000	225,000	(65,000)	-29%	$3,032,000	$3,667,500	($635,500)
Lux, Andrew L.	SVP, Operations and Quality Assurance	20,000	15,000	5,000	33%	$379,000	$244,500	$134,500
Noznesky, Justin J.	VP, Marketing and Bus Dev	30,000	50,000	(20,000)	-40%	$568,500	$815,000	($246,500)
Seith, Douglas J.	Chief Operating Officer	60,000	75,000	(15,000)	-20%	$1,137,000	$1,222,500	($85,500)
Wade, M. Andrew	SVP and CFO	30,000	50,000	(20,000)	-40%	$568,500	$815,000	($246,500)

6.	Our Compensation Committee used independent compensation consultants who utilized available market data to determine our CEO’s modest salary increase of 4%.

7.	Our Compensation Committee views our CEO’s equity compensation as a critical component not only in his retention, but also in aligning his performance and compensation with the long-term interests of all stockholders and the continued growth of the company.

8.	Consistent with our continued commitment to emphasizing the growth of our stock value over the long term for the benefit of our stockholders, our CEO’s time-based restricted stock awards are subject to a four-year ratable vesting schedule which is more rigorous than the current practice in the broader market in the United States of three years.

9.	Our executives are subject to meaningful stock ownership requirements. Our CEO is expected to hold a number of shares of common stock equal to three times his annual base salary.

THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

THE BOARD OF DIRECTORS CONTINUES TO RECOMMEND THAT YOU VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE PROXY STATEMENT.

We have engaged Alliance Advisors at customary rates to assist us with soliciting proxies.